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Filed by Corel Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934
Subject Company: InterVideo, Inc.
Commission File No.: 000-49809
On August 28, 2006, Corel Corporation hosted a conference call to discuss the proposed transaction with InterVideo, Inc. The transcript of the call follows.
InterVideo Acquisition Announcement
Conference Call Transcript
August 28, 2006
10:30 a.m. EST
PARTICIPANTS
Todd Friedman, Moderator
David Dobson, Corel Corporation — Chief Executive Officer
Douglas McCollam, Corel Corporation — Chief Financial Officer
Tom Ernst, Deutsche Bank — Analyst
Peter Cooper, Morgan Stanley — Analyst
Sterling Auding, JP Morgan — Analyst
Gene Munster, Piper Jaffray — Analyst
Steven Frankel, Canaccord Adams — Analyst
Paul Licken, CIBC World Markets — Analyst
PRESENTATION
Operator:
Good day everyone and welcome to the Corel conference call. Today’s call is being recorded. With us today from the company is the Chief Executive Officer, Mr. David Dobson and the

Chief Financial Officer, Mr. Douglas McCollam. At this time, I’d like to turn the call over to Mr. Todd Friedman of the Blue Shirt Group. Please go ahead, sir.
T. Friedman:
Thanks Bill. Good morning everyone and thank you all for joining us today for the Corel Corporation conference call. Hopefully by now you’ve seen a copy of our press release that was posted on the wire. If you’ve not seen a copy, they’re available on our Web site at www.corel.com.
With me today are Corel’s Chief Executive Officer, David Dobson, and Chief Financial Officer, Doug McCollam. Before turning the call over to David, let me read a brief safe harbor statement. This call may include forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance, achievements or guidance discussed or implied by such forward looking statements.
Such risks include: the risk that the proposed transaction may not be completed in a timely manner if at all; disruption from transaction making it more difficult to maintain relationships with customers, employees and suppliers; competitive threats from well established software companies, new entrants that benefit from industry trends, such as the increasing importance of Internet distribution and open-source software; and from online services companies that are increasingly seeking to provide software products at little or no incremental cost to the customers.
We rely on a small number of key strategic relationships for a significant percent of our revenue. These relationships can be modified or terminated at any time. These and other risks, uncertainties and other important factors described in Corel and InterVideo’s filings at the Securities and Exchange Commission, including Corel’s prospectus dated April 25, 2006 and InterVideo’s quarterly report in form 10-Q for the quarter ending June 30, 2006.
Forward-looking statements are current today. We expressly disclaim any obligation or undertaking to provide any updates or revisions to any forward looking statements to reflect any change of our expectations or any change of events, conditions or circumstances on which the forward looking statement is based.
Corel financial results are prepared according to US GAAP and are reported in US currency. Today’s call is being recorded and is the property of Corel Corporation. Any retransmission or rebroadcast without the express written consent of Corel is prohibited. With that, I’ll now turn the call over to David.
D. Dobson:
Thanks very much Todd and thank you everybody. Thanks for joining us this morning. We’re delighted to be speaking with you today to announce our acquisition of InterVideo, our first acquisition since our public IPO. We’re pleased to be maintaining our momentum in the M&A area, following on the successful completion of our WinZip acquisition, which as you will recall, occurred concurrent with the close or our IPO.
During our IPO road show and in the meetings and conferences that followed, we have spoken at length about our M&A strategy. Corel has been very successful with our past acquisitions of Jasc and WinZip and we’re committed to continuing that success. The going public process limited our ability to be active in this regard but it is very important element of our overall, Corel’s growth story and we’re happy to be able to talk to you today about our planned acquisition of InterVideo.
InterVideo brings to the table all of the criteria that we see as critical for a successful acquisition. The six criteria that we described previously are number one, financial critical mass and I think you’ll all agree that InterVideo has financial critical mass. Very large user base and we’ll talk more about that. Distribution leverage, part of our core strategy is being able to leverage on a global basis our distribution capability, and we see that with this acquisition.
Fourth, product or segment synergy and clearly this is an important step for us to continue to further our presence in the digital image area, particularly with the addition of video. Fifth, cost synergy and expense synergies and finally ensuring that it’s got accretive profitability.
As we began to look closely at InterVideo, we realize that the combination of these two companies would provide benefits in each of these categories. This is a rare occurrence and one, which we felt, represented a tremendous opportunity for Corel, our customers, our partners and of course our shareholders.
For perspective, let me take a moment to review the core elements of our strategy. Our business model is based on taking high quality products and delivering them through our highly efficient distribution model. We are able to take complimentary products such as Corel’s Paint Shop Pro and WinZip and optimize their revenue and profit potential by distributing them through Corel’s broad ecosystem of OEM partners, E-Store, retail and re-seller partners as well as to our own direct sales force.
Operationally, we’re able to do this is in a highly scalable fashion that does not require significant capital investment as we expand our product footprint. This derives organic revenue growth augmented by strategic acquisitions to deliver high bottom line returns. Over the past three years, Corel has transformed itself from an unprofitable company to one with strong margins, driven by a focused product strategy and a highly efficient distribution and operational model.
Now let’s take a look at the business model in the context of InterVideo. Our acquisition of InterVideo gives us an immediate impact on an important segment of the consumer software market with an award-winning portfolio of advanced digital video and multi-media software products to allow users to record, edit, author, distribute and play digital media content on PCs and other devices.

InterVideo is very well positioned in the emerging high definition and Blu-Ray areas of the market. There are also clear financial benefits of the acquisition and subsequent integration with successful execution that should enable us to drive increased revenue and profit over time.
Let me take a moment to walk you through InterVideo’s products and talk about each element of our acquisition strategy. First, for those of you that are not familiar with InterVideo, you’re probably familiar with some of their products. They are a leader in video, audio and high definition market with products such as WinDVD and WinDVD Creator. In 2005 they purchased a majority stake in Ulead, adding more products such as Video Studio, Photo Impact and DVD Movie Factory.
By adding these products to Corel’s award winning portfolio of digital imaging products including Paint Shop Pro and Photo Album, we now offer the industry’s broadest range of digital media software. Significantly, InterVideo’s primary distribution channels are OEMs and the Internet. They have relationships with eight of the top 10 PC manufacturers and last year they did over $100 million in revenue.
So this combination will have an immediate impact on our top line performance and the breadth of our OEM channel. Having complimentary products for our family is important to our strategy but this is especially true within the digital imaging and video market as these two areas that we believe will continue to garner attention from consumers and PC manufacturers as the appetite for multi-media content continues to increase.
Last quarter we provided more detail about our digital imaging business, telling you that digital imaging now represents over 60% of Corel’s global OEM revenue prior to the acquisition of InterVideo. Our digital imaging growth mirrors the overall market as demand for digital cameras and digital video recorders is driving increased consumer interest in this segment. While we continue to look at potential deals across the consumer software landscape, it is another benefit when you can find smart acquisitions that can take advantage of prevailing market trends.
Looking more closely at the criteria I looked at earlier, the first was financial critical mass. InterVideo has grown both organically and through acquisition over the years, building a very solid revenue foundation. Second is their large user base. Since InterVideo began shipping WinDVD, primarily through OEM PC manufacturers, they have passed 175 million lifetime installations, showing the deep penetration of the inter-InterVideo brand into the PC marketplace.
Of the strengths of the Corel business model has been our ability to tap into customer bases of our acquired companies to strengthen these customer relationships, build loyalty and then over time, up-sell and cross-sell them additional products that fit their needs.
The third criterion was distribution leverage. Here we share similar philosophies focusing on two channels, OEM and the Internet, that reflect the overall market trend towards lower cost, more flexible consumer distribution. The value to Corel is that InterVideo has established relationships with top PC manufacturers, which Corel would count as new strategic partnerships. In addition, we’ll be able to leverage each other global distribution capabilities to gain added traction in the Asia Pacific region and key markets like Japan, which we have targeted for growth.
This combination will drive greater value for our OEM partners. We’ve always differentiated ourselves through flexibility and willingness to work with our partners to create distinct OEM offerings that deliver maximum value to our partners and to Corel. Now we’ll continue that strategy with greater product breadth and offer more bundling opportunities and customized offerings.
The fourth area is synergy around products synergy. I already spoke about the marriage of digital imaging and video but it’s worth repeating that these are two highly complimented areas and the InterVideo products will fit right into the Corel product family. As we move further into the integration planning process, we’ll evaluate every product in the InterVideo family and how they fit with the Corel model. But overall, we believe this is a highly complimentary product mix.
The last two criteria go very well together, cost synergy and accretive profit. This transaction has many of the same features of our successful acquisitions of Jasc and WinZip. It also reflects the model that Vector used when it took Corel private three years ago. There are some easily recognizable areas for cost synergies such as the fact that we can eliminate some duplicate costs.
These include the cost of running two public companies and maintaining two global E-Stores. It can also mean looking at other processes within the companies where our increased critical mass will present additional opportunities for synergy. InterVideo runs a profitable business today and while their profit margins are lower than Corel’s, we believe that additional synergies we can find will add to their profit contribution and to the combined company. As a result, we expect this deal and this transaction will be accretive in the second quarter after we close the transaction.
Now I’d like to turn the call over to Doug McCollam, our Chief Financial Officer, to review the financial aspects of this transaction. Doug?
D. McCollam:
Thanks, David. I will now review the financial details of the acquisition. Under the terms of the agreement, InterVideo shareholders will receive $13 US per share in cash. This represents a 35% premium over last Friday’s closing stock price of $9.60 US per share. The transaction is valued at approximately $196 million.
This transaction will be accounted for under purchase accounting and we expect it to close in the fourth quarter of 2006.
Corel will finance the acquisition through its own cash reserves, a debt financing arrangement and InterVideo’s cash and equivalents, which were approximately $105 million at the end of the last quarter. The acquisition is contingent upon InterVideo shareholder approval, regulatory approvals and other customary closing conditions.
With two publicly traded companies, we do expect to realize some cost savings when combining the two companies. We have undertaken the thoughtful and careful financial analysis in putting these two companies together and we will build a combined company on top of Corel’s mobile infrastructure.
As David said, we expect the deal to be accretive in the second quarter after closing. We will continue to revise our financial analysis and we plan to revise specific financial targets once the two companies are combined. With that, I’ll turn it back to Dave for some closing remarks.
D. Dobson:
Thanks, Doug. You can tell by our remarks that we’re very excited about this acquisition and the opportunity it represents for our company, our partners, our customers and our shareholders. We still have a lot of work to do to get from this stage to the finish line and complete the deal. But we are confident that once we get there, we’ll be able to very quickly show to the market, the full value of this combination.
With that, I’m going to turn the call back to Todd Friedman for some logistics before Doug and I take your questions. Todd?

T. Friedman:
Thanks. Before we open the call to questions, I have a couple of additional items. Following today’s call, any additional investor inquiries may be directed to the Blue Shirt Group and press inquiries may be directed to Gail Scibelli, VP of Corel Public Relations. Our contact information can be found on the press release or on the Web site at www.corel.com.
A replay of today’s conference call will be available starting this afternoon and will be available at our Web site at www.investor.corel.com. And with that, Operator, we’ll now take questions.
Operator:
Thank you, Mr. Friedman. Today’s question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the * key, followed by the digit 1 on your touchtone telephone. If you’re using a speakerphone, we do ask that you please make sure your mute function is turned off to allow your signal to reach our equipment.
Once again, ladies and gentlemen, that is *1 for questions. We’ll pause just a moment to assemble our roster. We’ll take our first question from Tom Ernst, Deutsche Bank.
T. Ernst:
Great, good morning. Thank you. Guys, the company InterVideo is acquiring Ulead, what implications are left on the balance sheet? Will they be using cash, shares, what should we think about in terms of the effect of what you’re getting when it closes?
D. McCollam:
Doug, you can take that one.
D. Dobson:
Yes, hi, Tom. Basically before the deal is closed on our side, InterVideo will complete its acquisition of Ulead and will cost approximately $23 million.
T. Ernst:
But that will come out of the $105 million in cash?
D. Dobson:
It will, yes.

T. Ernst:
Okay got it. And what’s the structure of the debt you’re using? What’s the interest rate, etc.?
D. Dobson:
We’re still working those details through but we’re utilizing the revolver that we have and we’re still working the final details of that.
D. McCollam:
Yes, the net, Tom, is the vast majority of this deal will be financed through the revolver that we have. We have a $75 million revolver that’s available to us that’s already established and cash on hand. We expect there will be a small amount that will be incremental debt that we’ll have in place before closing.
T. Ernst:
Okay, that makes sense. Even with conservative assumptions in the class of that debt, it seems like this can be nicely accretive if the figures are right. It was just under $20 million in EBITA last year for an InterVideo stand alone before any synergies. So you said your goal is to get it accretive within two quarters. Is it inconsistent to think this can be nicely accretive to get a few quarters out?
D. McCollam:
That’s certainly our objective. We’ve got a lot to do between now and then. But our view — and I think you hit on it when you take a look at where InterVideo finished in their fiscal 2005, they are and were a profitable company and so what our objective is, is to work very closely with InterVideo’s management team to determine how we continue to have both companies now go forward in a very profitable way.
So the short answer, Tom is, yes we believe this transaction as we said, will be accretive in the second quarter after closing the transaction. And our intent certainly is to close the nature of that profit contribution of the combination over time.
T. Ernst:
Okay one final question if you’ll permit and then I’ll let others go. It seems like there’s probably some pretty significant channel and distribution overlap. Are there any pieces that have to remain stand alone in terms of distribution for InterVideo or Ulead or will you be able to merge these fully together?

D. Dobson:
That’s a great question. We’re actually very excited about what InterVideo and Ulead bring to the table from a distribution channel. As you know, Corel has a very broad-based distribution capability with OEMs and our own Internet distribution, global E-Store that we use as two of our most profitable and fastest growing channels.
What InterVideo brings to the table for us is it really helps us fortify our presence as a major provider to the OEMs. With InterVideo having eight of the major top 10 PC OEMs as relationships today, we now have the ability to go to those partners with a much broader portfolio and one of the core value propositions that we deliver to those OEMs is that we can be an aggregator across a very important market segment, which is the whole digital imaging space.
So we believe that it’s very synergistic to bring our OEM capabilities together. The other thing that InterVideo has done a very good job with is their retail presence with the Ulead products, not only in the Americas, but around the world, it’s very strong. And we think there’s an opportunity for us to certainly leverage our portfolio to have even a stronger retail presence.
That’s from a distribution channel, very strong from an OEM standpoint. We’ll leverage our global E-Stores. They bring us capability with our retail and then the final point is geographic opportunities. InterVideo is very strong in our targeted emerging markets in Asia, particularly in Japan. They’ve also got strength in Western Europe, particularly in Germany and we think there’s lots of opportunity for us now to take a stronger portfolio of a marketplace that we’ve been targeting.
T. Ernst:
Great, thank you again.
D. McCollam:
Thanks, Tom.
Operator:
And we’ll take our next question from Peter Cooper, Morgan Stanley.
P. Cooper:
Great, thanks very much. Dave, on the $175 million in stock that you talked about, that sounds a lot like the WinZip where you had a large installed base. How much of that can be, let’s say, currently monitized if that were attached a little differently, like WinZip or is it more of a cross-sell opportunity would you say?

D. Dobson:
Peter, we actually think it’s probably more of an off-sell opportunity and it’s something that we’re very early on. But that’s one of the reasons why we’re very interested in the InterVideo opportunity. The fact that they distributed 175 million copies of their WinDVD product and we think we’re just scratching the surface to take that user base and to be able to up-sell to more and highly valued products.
I think that’s an area that we clearly looked at as an opportunity for us. And that’s an area that you should expect that we’re going to leverage what we’ve done with projects like Alta that we announced at the close of our second quarter. We think the opportunity to leverage the Alta platform with those 175 million customers that InterVideo has developed over the course of a number of years is significant.
P. Cooper:
Okay and then maybe one follow up question, well sort of related. Also mentioned Asia being a very strong area, becoming stronger now via the acquisition. Does that help you out with Lenovo and the tie into that? How is the current Lenovo/Corel status looking here? I think you were looking at the back half of ’06 as kind of the ramp up here and as far as the core story goes.
D. Dobson:
Yes, the short entry actually does help. The InterVideo team has had a long-standing relationship with IBM and now with Lenovo. So they are a partner today. So I think any time we have an opportunity to go to a partner that’s got very broad-based distribution like Lenovo in a merging market and now go with a stronger portfolio of products, we just increase our ability to work with them and provide value with authority.
So I think it’s a great opportunity for us and they do have a strong relationship today, not only with Lenovo but with many of the Japan-based OEMs. Quite frankly, Corel, we were just starting relationships with so we really get to accelerate many of the relationships that we have with many of these large OEMs.
P. Cooper:
Okay and on the update for the core Corel/Lenovo, is that still kind of pretty much on track here?
D. Dobson:
Yes, it’s still very early on, Peter. You know, we’re really very dependent on Lenovo’s ability to ramp up their shipments of their Lenovo 3000 PCs. But we’re confident as that begins to unfold and they continue to establish the brand for Lenovo outside of where they have strength in China, we’re hopeful we’ll begin to see that business grow.

So it really is a second-half ’06 or a 2007 opportunity from any significance for Corel. We now think that that the opportunity to go back into those accounts with InterVideo could certainly improve that.
P. Cooper:
Great, thanks very much.
Operator:
We’ll take our next question from Sterling Auding, JP Morgan.
S. Auding:
Yes, thanks. Hi, guys. Can you start by — I’m still a little fuzzy here, not knowing InterVideo that well in terms of the Ulead relationship. Can you walk us through, when did they acquire Ulead? When did they acquire or announce the acquisition of the rest of it and have they been consolidating financials?
D. Dobson:
Great question, Sterling. So the answer is yes. Ulead was acquired over 50%, over 50% was acquired in April of 2005 by InterVideo so since April of 2005, they’ve been consolidating the Ulead numbers into their financials and then just recently InterVideo announced that they were going to complete the acquisition of Ulead and Doug commented on that earlier in the call. That’s what the $23 million that’s on their balance sheet will be used for, is to complete that acquisition.
S. Auding:
Okay.
D. Dobson:
We expect that the acquisition and the closing of that transaction to be done prior to our finalization of this deal, which we expect to be done some time in the fourth quarter.
S. Auding:
Okay so last year did not even see a full year’s of benefit from the consolidation of Ulead?
D. Dobson:
I think you saw the figure would have been in InterVideo’s second quarter of ’06.

D. McCollam:
Yes, Sterling, the way they presented it, they do a full consolidation and show the Ulead share as a minority interest. So revenue that they show for instance in the first half of 2006 is the consolidated number, 100% of Ulead sales, 100% of their sales with the minority interest adjustment.
S. Auding:
Okay, okay. And then can you give us an idea of the breakdown of revenue for InterVideo? In other words, what’s really contributing to the top line there?
D. Dobson:
Let me just tell you the way their revenue is broken out and I’ll speak from, this is as of their second quarter ’06. One is from ’05. InterVideo finished ’05 at $109 million of revenue so it’s certainly significant from a critical mass standpoint.
You take a look at their revenue Sterling, in two categories from a channel perspective and this is what we’re very excited about; 74% of their revenue, so almost three-quarters of their revenue was generated from their global OEM relationships. And a quarter of their revenue was from retail and Web-based sales. So that’s very strongly positioned in areas that we see growth.
From a product perspective, InterVideo’s 36% or just more than a third of their revenue is from their WinDVD products, which are the products that are used to create, edit the video and audio content that they ship on millions of PCs. And then two-thirds of their revenue is other, which is their video products, Ulead products and what we’ve seen InterVideo do over the last 12, 24 months is they’ve started to nicely diversify their business beyond just OEM. And they did that primarily through the acquisition of Ulead. Does that answer your question, Sterling?
S. Auding:
Yes, that’s great. Then just, they don’t have large deferred revenue balance, do they?
D. Dobson:
Doug, I’ll defer that one to you.
D. McCollam:
No, I believe not.
S. Auding:
Okay and then you had mentioned on the margin structure, I mean I took a 10-second look at the last 10-Q. It looks like their gross margins are around what, 50%? I’m kind of curious, as you look at, forget about the operating line, just looking at their gross margin line, what do you think is happening there and what is the opportunity to improve upon it?
D. Dobson:
I’ll make a couple of points. One that is correct. Their gross margins today are about 50% so significantly lower than what you see in the Corel business. But there are some fundamental differences. The first is in the audio and video marketplace, there are significant royalties that are paid for companies like Dolby and DTS and they’re significant. They certainly don’t go away.
So that’s number one. Number two is what we will do over time. We’re going to take a very close look at the revenue streams inside of this model and really understand what the profitability is at a gross margin level and a bottom line level and make sure that we’re comfortable that we’re certainly doing everything that we can to optimize the profitability of that business model.
But I don’t want to set the expectation, Sterling, that any time in the near future we’re going to drive gross margin or even bottom line margins to the levels that we currently see inside of the Corel business.
S. Auding:
Okay, thank you.
Operator:
We’ll take our next question from Gene Munster, Piper Jaffray.
G. Munster:
Hey, good afternoon and congratulations. It makes a lot of sense.
D. Dobson:
Hey, thanks.
G. Munster:
Dave, if you could talk a little bit I guess, first about Dell and IVI, there’s been some friction between the two with IVI suing Dell, maybe an update on that front. Then I have a follow up question.
D. Dobson:
Well look, Gene, as much as I’d like to comment on that, I don’t want to at this point in time with regards to the relationship between InterVideo and Dell. You know, all I can tell you is from our perspective, from Corel, today, prior to the acquisition, we continue to have a very strong relationship with Dell. And we plan on continuing to have a strong relationship in Dell as we go forward.
We believe that the combination now of the technology and capabilities that InterVideo brings to the table, particularly in the area of high definition. So as the marketplace moves from standard definition capability to high definition, you should assume that we’re going to go out and do everything we can to extend the relationship that we built over a number of years with Dell and certainly rebuild that relationship as a combined entity.
G. Munster:
That sounds like you guys are going into Dell with kind of a, we come in peace attitude?
D. Dobson:
We’re going to leverage the strong position that Corel has developed over a number of years and the strong technology that InterVideo brings to the table.
G. Munster:
That’s great. And just for clarification, is that InterVideo basically had — Dell had [inaudible] almost no revenue for InterVideo, is that correct? Just because of this whole lawsuit?
D. Dobson:
My understanding is that Dell does not represent a significant portion of InterVideo’s revenue today.
G. Munster:
Okay so in the big picture, we should think of the fact that you’re looking at this as a more friendly relationship with Dell, it’s probably going to be a net positive?
D. Dobson:
We are going to work very aggressively with Dell to have a very positive relationship that drives values for both Dell and the combined Corel.
G. Munster:
Excellent. And you talked about kind of, in different ways, kind of a different strategic opportunity. I think HP is 18% of IVI; Microsoft, 16%, Toshiba is 11%. Is there any one particular OEM that InterVideo has that you are particularly excited about as far as being able to jump into that channel? I know you talked about some of the things in the Far East and opportunities there. But as we kind of think about the low-lying fruit in terms of the integration, is there a low-lying OEM opportunity?
D. Dobson:
Well, I think that’s a fair question. I think it’s probably a little early for us to say where we’re going to go. You should assume we’re going to go into all these relationships very aggressively. And try to build and communicate early and aggressive, that we’re here to drive value and satisfy their end-user customers and drive incremental revenue and profit for both the partner and for the combined Corel.
But I will tell you a little more detail, Gene, that one of the things that made this so strategic for us is the relationships that InterVideo has forged with some of the major OEMs, particularly the Japan-based OEMs. Not just trend but the Asian-based OEMs. So companies like Lenovo, like Sony and Toshiba; these are relationships that we’re at Corel, up till today, just scratching the surface on.
So we believe that that would be defined as the line fruit. Some of these relationships where they have multi-million dollar relationships that have a long history, these now represent opportunities for us to go in and talk about the extension of our portfolio beyond WinDVD and Instant On technology.
G. Munster:
Okay and just one logistical question. I assume that IVI’s offices are — I think they’re in California; they’re going to be maintained?
D. Dobson:
Our expectation at this point, still very early on, but we don’t see any immediate change to the offices that InterVideo has in place around the world. So, yes, they do have an office in Fremont and we’ll continue to work with our new colleagues out of Fremont.
G. Munster:
Great, thank you and congratulations.
D. Dobson:
Thanks, Gene. Appreciate the input.
Operator:
And our next question comes from Steven Frankel, Canaccord Adams.

S. Frankel:
Congratulations on the acquisition. On Microsoft my understanding is that is a pass-through deal, it comes through with no margin to IVI. Will you look into a different accounting treatment that might keep that off your P&L?
D. Dobson:
I’ll start with that and then I’ll pass it over to Doug. First of all, Steve, you are correct. It is a pass-through type deal. Clearly we’re going to look at it to try to figure out what makes best sense for us going forward. With that, Doug if you want to add any color to that?
D. McCollam:
Yes, from an accounting standpoint, we haven’t looked at that one yet, but it doesn’t make — I would agree what you’re looking through doesn’t make a whole lot of sense to have revenue at zero gross margins. So we’ll be looking at that.
S. Frankel:
Okay, great, thank you.
D. Dobson:
Just to add to that, what does make sense though, is the fact that InterVideo has been selected as the technology of choice for Microsoft and X-Box, I think is very important. So I think that’s the relationship that we would certainly like to spend time with, understand in more detail on how we have an opportunity to leverage there. So we’re not particularly interested in zero margin revenue. But we are very interested in the relationship that it represents.
S. Frankel:
All right, thank you.
Operator:
And once again, ladies and gentlemen, if you’d like to ask a question, *1 on your touchtone telephone. We’ll go next to Paul Licken, CIBC World Markets.
P. Licken:
Thank you. Do you believe that you’ll be able to utilize your tax losses on the video revenues? Is that going to be accessible now?

D. Dobson:
Doug, I will pass that one to you.
D. McCollam:
Yes, at this point in time, we’ve done all our modeling based on our, I’ll call it a status quo, i.e., US-based business. But we’ll be looking at financial modeling. We’ll be looking at our types of opportunities but at this point in time we’ve not gone that far yet.
P. Licken:
Okay you mentioned in the press release that you have the agreement of the shareholders. Can you talk about the percentage that those shareholders own and devote and are there any other major shareholders that you’ve approached at this point in time?
D. Dobson:
At this point in time, Paul, the leadership, the current senior leadership of InterVideo owns a significant percentage of that company and as you’d expect, they’re very strongly supportive of this transaction. We have not spoken directly to any other shareholders. But obviously their board of directors has strongly endorsed the transaction so we expect it to go through.
P. Licken:
Okay and the percentage that those shareholders own, do you have that at hand?
D. Dobson:
I don’t have that. I don’t have that in hand.
P. Licken:
Okay, just going back on one of the opportunities you talked about, Microsoft and X-Box. Is the whole gaining the video console market, is that something that you can now address and is that an area of potential growth down the road?
D. Dobson:
Yes, I think it is. I think it’s early for us, but I think that’s an area that we’re looking at how the multi-media market unfolds. And clearly, the line between the PC and the gaming console is blind. And I think that’s clearly an opportunity for the combination of these two companies and that’s again, one of their reasons from a strategic standpoint that we were so interested in getting our hands on video assets.

We weren’t interested, quite frankly, in any video asset, we wanted a company that had a very strong development team, research and development culture and that delivered world-class technology and was on the leading edge of where we see the market moving, which is high definition. InterVideo has done an exceptional job in bringing on some very talented people to develop both Blu-Ray and HD technology. And they’re a leader in the marketplace right now.
So we think that whether it’s from the PC or for the gaming market, that scenario that as long as it continues to be profitable and we can make it profitable, will be an industry that we’ll pursue aggressively.
P. Licken:
Okay my last question revolves around the up-sell. Have they had an opportunity or have they had a history of being able to up-sell their products? I mean this is one of the key areas you’ve been focusing on in terms of your sales, to try and up-sell the OEM installs. Do you have any data both in terms of their ability to up-sell their products in the past and what you can do there?
D. Dobson:
Yes, Paul, I’ll answer that in two halves. The first is on the InterVideo business, the core InterVideo business, which is primarily around the WinDVD business and OEMs. Our understanding at this point is that the up-sell business from that has been very limited. So it represents an opportunity for us going forward.
On the Ulead business, which looks a lot more like some of the traditional Corel business that we have today in the packaged software business, I think Ulead has been successful in driving upgrades to their software. But I don’t have facts that I can share with you today as to how that looks relative to the Corel business.
So the net is, we will be just scratching the surface based on history with regards to taking those 175 million customers that purchase PCs with WinDVD technology and look for ways to create up-sell revenue. So I think we’re at the beginning of what hopefully we can turn into a successful upgrade strategy consistent with what we’re doing in the Corel business today with products like Alta.
P. Licken:
Got you. Thanks very much and congratulations.
D. Dobson:
Thanks, Paul, appreciate the questions.
Operator:
We’ll take a follow up question from Tom Ernst, Deutsche Bank.

T. Ernst:
Thank you. Dave, you mentioned that two-thirds of the business is in other products. I’m wondering if there’s a similar opportunity here as what you had at Corel a couple of years ago in terms of discontinuing unprofitable products represented little revenue but significant costs. Do we have that same problem here?
D. Dobson:
I would say, Tom, it’s a good question. It’s more of an opportunity than a problem but I know that’s probably the way you’re looking at it. We do think there’s an opportunity. As we take a look at InterVideo and it’s very early on. But over the course of the next number of weeks and months, you would expect that we’ll work very closely with the InterVideo team in truly understanding why certain products are in the portfolio and what we think is going on in the marketplace.
And I think to your question, Tom, there will be opportunities to potentially minimize or eliminate or discontinue some products that we don’t think are consistent with where we want to take the combined business. Or quite frankly, are the profitability level that we don’t find acceptable. And that to your point, is what Corel has become quite good at, is that we really try to limit our focus on areas that we think there’s a good market opportunity and where we have a core confidence to be able to grow revenue in a profitable way.
So while I’ll tell you it’s early, we think there will be opportunities and I think that’s going to have an impact on what you see on revenue. So as you look at the InterVideo revenue today from FY05 and where they are in the first two quarters in ’06, we’ve got some work to do and over the course of the next number of months, we’ll come out and provide a little bit more direction on what we think top down revenue looks like.
But I think it will also be a little bit risky to say that just assuming the type of revenue growth that we’ve seen is what you’re going to see in the future. We have to go through that exercise of consolidating the platforms that we’re going to focus on.
T. Ernst:
Can you also say with maybe a ballpark range for how much that Microsoft pass-through revenue is and how much may potentially be discontinued revenue?
D. Dobson:
I can’t answer on the latter. It’s too early to say. But the Microsoft revenue as we understand it is between $15 million and $20 million. I think it’s around $17 million. In the second quarter report, they mentioned the fact in the public domain that they have 15% of their revenue was Microsoft in the first six months of the year.

T. Ernst:
Great, thank you.
Operator:
We’ll take a follow up from Sterling Auding with JP Morgan.
S. Auding:
Yes, thanks. Actually Dave, you kind of answered it with Tom’s question but I was just going to ask, as you look at the property that you’re acquiring, as you look longer term into the future, what do you think the growth opportunity of that marketplace is longer term?
D. Dobson:
Two points, Sterling. One is the marketplace; we think the marketplace in general has lots of opportunity. I mean clearly in the multi-media market now with audio, video and being able to have still image digital management in our portfolio, we’re very well positioned to be able to participate in the growth that we see unfolding in that marketplace.
Secondly, with the InterVideo acquisition, they have positioned us very well into one of the most exciting areas, which is the move from standard definition to high definition technology. So we think what we need to do over the course of the next number of months and quarters is to really get very detailed and underneath the areas that we want to put our focus on.
But I don’t think you’ll be surprised that the areas that we think are growing in multi-media, so audio, video, high definition will be the areas that we think drive growth. But most importantly, we’re going to look at those areas that we can drive value to our partners and customers, but if we can get an acceptable level of profitability.
So I can’t at this point, give you any sense for what type of growth numbers we should expect out of this. I think we first have to go through that consolidation, right, and then as we come out the other side, then we’ll certainly be better positioned in the future to be able to tell what type of growth numbers we would expect.
S. Auding:
How do they capitalize on the high definition trend? I mean are we going to see technology actually embedded inside other devices outside of just with an X-Box on the console? I mean are we talking about DVD players and other types of devices or is it just — I don’t mean to sound just — or is the opportunity selling a high definition capable piece of software that runs on a PC?
D. Dobson:
That’s certainly the largest point today and InterVideo has high definition technology primarily today for the PC space. So as you would expect, the PC is becoming a pretty ubiquitous platform for playing and creating multi-media content. And what InterVideo brings to the marketplace and they’re a leader in doing this, is the ability to record and edit and manage high definition content.
So if you happen to have a high def camcorder or capture device, you will be able to manage and manipulate that image capture on your PC. Clearly there’s a lot of content now that’s being delivered by the major studios around the world in high definition format. And now with this technology so when you buy a PC from one of the major OEMs, our hope clearly is that those OEMs will select the InterVideo technology to be able to play that high definition content. So that’s really what we were very excited about in this acquisition from a product.
S. Auding:
I’ll turn it over after this, just PC shipped with video players as it is now in terms of the players software, is there a pricing difference that suddenly the high definition capable software or are you saying that you believe because of the technology and the product and maybe a first-mover advantage that they pick up additional market share?
D. Dobson:
Yes, I would say too early for us to call. But right now, InterVideo has some first-mover advantage in high definition and they’re taking advantage of it. As they begin to sign up agreements for high definition and our plan clearly over time is to continue to increase our penetration of share of that marketplace.
And back to your question on the impact from a price point, a little early, premature for us to comment on. We’ll certainly understand that as we get more into detail, but I think as you go to buy a PC, whether it’s a month or six months or a year from now, you’re going to start to see high definition being a feature that’s part of a bundle. So when you buy that new PC, I think many consumers will be looking for a PC that’s got high definition compatibility.
What I can’t comment on, Sterling, is whether the price of that PC will be higher, as a PC with standard definition? I think at the end of the day, I’m pretty safe in generalizing that at the end-user, consumer level, I don’t think they’ll notice a significant difference in price point for a PC that has high definition capability.
S. Auding:
Okay, thank you.
Operator:
And we’ll go back to Gene Munster, Piper Jaffray.

G. Munster:
Hey, just got kind of a detailed question here in terms of the price is that InterVideo has been talking about audio/video codec for mobile devices, is kind of one of its growth areas. Basically for like portable broadcast TV and mobile devices. And obviously just how they would announce with the what you’re taking or not taking but is that the picture consistent with what you’re thinking InterVideo is going to add or would that be something that might be kept?
D. Dobson:
You know, I think that’s certainly an area that InterVideo has capability in but I would tell you it’s one of those areas like a number of them that we’re going to really take a look at and see if it’s consistent with where we’re going to go long-term. We think it’s an interesting area. There’s obviously a lot of explosive growth. And what we have to determine, working very closely with Steve Ro and his team is that an area that we think we can drive sustainable profitability and value to our partners and customers over time.
So it’s too early to call. I know I’m very excited with what they’re doing in mobile and handheld devices and that’s an area that we’re going to take a close look at with Steve and his team.
G. Munster:
Great, thank you.
Operator:
And Mr. Dobson, at this time I’d like to turn the conference back over to you for any additional or closing remarks.
D. Dobson:
I’d like to thank everybody for joining us this morning and this afternoon. I think this is a very exciting time for Corel and InterVideo. I want to take the opportunity with Steve not being on this call to welcome him. I very much look forward to working with Steve and his senior leadership team to make this a very successful combination.
So with that, thanks everybody for joining us and I look forward to talking to you as we report our third quarter results towards the end of September. Thanks everybody, enjoy the rest of your day.
Operator:
Thank you again. That does conclude today’s conference call. We do thank you for your participation. You may disconnect at this time.

Forward-Looking Statements:
This news release includes forward-looking statements that are based on certain assumptions and reflect our current expectations. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements to differ materially from any future results, performance, or achievements discussed or implied by such forward-looking statements. Such risks include the risk that the proposed transaction may not be completed in a timely manner, if at all, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers and other risks, some of which are discussed in the companies’ reports filed with the Securities and Exchange Commission (the “SEC”) under the caption Risk Factors and elsewhere, including, without limitation, Corel’s Prospectus dated April 25, 2006 and InterVideo’s 10-Q for the quarter ended June 30, 2006. Copies of Corel’s and InterVideo’s filings with the SEC can be obtained on their websites, or at the SEC’s website at www.sec.gov. Any forward-looking statement is qualified by reference to these risks, uncertainties and factors. Forward-looking statements speak only as of the date of the document in which they are made. These risks, uncertainties and factors are not exclusive, and Corel and InterVideo undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release except as required by law.
Additional Information About the Proposed Transaction:
In connection with the merger, InterVideo will file a proxy statement and other relevant documents concerning the transaction with the SEC. Stockholders of InterVideo are urged to read the proxy statement and any other relevant documents when they become available because they contain important information. Investors and security holders can obtain free copies of the definitive proxy statement and other documents when they become available by contacting InterVideo Investor Relations, InterVideo, Inc., 46430 Fremont Blvd. Fremont, CA 94538, USA, telephone: (510) 651-0888. In addition, documents filed with the SEC by InterVideo are available free of charge at the SEC’s web site at www.sec.gov.
Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of InterVideo in connection with the transaction, and their interests in the solicitation, will be set forth in the proxy materials to be filed by InterVideo with the SEC.